Exhibit 10.(g)-5

STOCK OPTION AGREEMENT

GRANTS TO EMPLOYEES

THIS AGREEMENT, made as of the ___ day of _________, 20__ (“Grant Date”) by and between Ethan Allen Interiors Inc. (the "Company") and the undersigned (the "Participant").

WHEREAS, the Company maintains the Amended and Restated 1992 Stock Option Plan, as amended from time to time, (the "Plan"); and

WHEREAS, the Participant has been selected by the Compensation Committee of the Board of Directors of the Company (the “Committee”) to receive an award under the Plan; and

WHEREAS, to the extent not specified in the Plan, the terms of the award have been determined by the Committee and are set forth in this Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Participant agree as follows:

1. Award; Option Price. The Participant is hereby awarded, as of the Grant Date, the Option to purchase            shares of Common Stock (the “Award”). The Option Price of each share of Common Stock subject to the Stock Option shall be $_____.

2. Vesting; Forfeitures.

(a)     The Stock Option shall fully vest and become exercisable based upon the successful and complete satisfaction of two consecutive partial triggering conditions, both of which must be satisfied prior to full vesting; (1) a first level Performance Based Vesting and (2) a second level Time Based Vesting.

1.

Condition 1: Performance Based Vesting. The Award will performance vest ratably in ___tranches over fiscal years 20__, 20__, and 20__ for each fiscal year and effective as of the end of each such fiscal year where the Adjusted Operating Income when compared to the immediately prior fiscal year reflects a __ or greater growth rate (“Performance Vested”). In the event the minimum ___ growth rate objective is not met for any fiscal year 20__, 20__ and 20__, the tranche for that fiscal year performance shall be forfeited; provided however, in the event that the three year cumulative growth rate is ___ or greater at the end of fiscal year 20__ the total Award shall be Performance Vested.

2.	Condition 2: Time Based Vesting. The Performance Vested stock options shall then fully vest ratably in three tranches effective as of the third, fourth and fifth year anniversary of the Grant Date.

Anniversary	Date	Vesting
Year __
Year __
Year __

(b)     The Stock Option shall be forfeited as of the date of the Participant's employment with the Company and its subsidiaries terminates for any reason to the extent that such Options have not fully performance and time vested and are not then exercisable pursuant to the foregoing schedule.

(c)     For purposes of computing the Performance Based Vesting, the Company’s Operating Income for each fiscal year shall be as set forth in the Company’s financial statements, adjusted by adding thereto the charges, expenses or accruals, if any, charged against such operating income for (1) nonrecurring or extraordinary items, (2) annual incentive bonuses paid in respect of the immediately prior fiscal year under this Agreement, (3) the issuance to the Company’s executives, managers, employees, dealers and other business associates of capital stock of the Company, or the issuance or exercise to or by such persons of options, warrants or other rights to acquire capital stock of the Company, or stock appreciation rights of the Company or similar equity equivalents, including in respect of the Stock Options contemplated by this Agreement, and (4) any increased depreciation, amortization or other charges resulting from purchase accounting adjustments; provided, however, that no such adjustments shall be made under this clause “4” with respect to acquisitions occurring prior to the Grant Date (collectively the “Adjusted Operating Income” or “AOI”) . The calculation of Operating Income will be confirmed by the Company’s independent public accountants or any other independent, recognized financial or accounting expert retained by the Committee. The Committee shall not exercise any discretion in determining the Company’s Operating Income pursuant to this Section 2.

(d)     Notwithstanding the foregoing provisions of this Section 2, if the Company effects a major acquisition which acquisition constitutes a change of ownership or control of the Company within the meaning of Treas. Reg. Section 1.162-27(e)(2)(v) during any fiscal year, the Committee may make an appropriate revision to the threshold amount set forth in this Section 2 to implement the purpose of the Performance Based Vesting such that the options may be vested even if the threshold amount is not achieved with respect to such fiscal year. However, in no event shall an acquisition or change in control be a Change in Control, unless the change in control is also a Change in Control pursuant to the Amended and Restated 1992 Stock Option Plan. In the event of a Change of Control pursuant to the Amended and Restated 1992 Stock Option Plan, then, effective as of the closing of the Change of Control, this option will be fully performance and time vested in accordance with the Plan.

(e)     As soon as practicable after the end of each fiscal year but before the Performance Based Vesting is determined in respect of such fiscal year, the Committee shall certify in writing (i) whether (and to the extent that) the performance goals described in Condition 1 of Section 2(a)1 of this Agreement have been attained and (ii) the amount of the options Performance Vested in respect of the fiscal year. Under no circumstance may the Performance Vested Options be greater than the amount described in this Section 2(a). The Performance Vested Options become exercisable upon expiration of the Time Based Vesting periods set forth in this Section 2(a)2.

3. Exercise. Subject to the terms of this Agreement and the Plan, the Stock Option may be exercised in accordance with the following:

(a)     To the extent that it is exercisable, the Stock Option may be exercised in whole or in part at any time prior to the Expiration Date (as defined in paragraph 4); provided, however, that the Stock Option may only be exercised with respect to whole shares of Common Stock.

(b)     The Stock Option may be exercised with respect to no less than 100 shares of Common Stock, or if less than 100 shares are then exercisable, the number of whole shares then exercisable.

(c)     Payment of the Option Price (and the amount of any required taxes) may be made by cash or check or by the delivery of shares of Common Stock having a Fair Market Value equal to the aggregate Option Price (and the amount of any required taxes).

4. Expiration Date. For purposes of this Agreement, the "Expiration Date" shall be the close of business on the earlier of the following dates (or if such date is not a business day, the last business day preceding such date, unless either such date is within a restricted trading period in which the employee is not permitted to trade in company securities under the Company’s governance policies for in such case the date shall be nine days after the end of the restricted trading period):

(a)     the date which is 10 years from the Grant Date; or ________ __, ____.

(b)     the date which is 90 days after the Participant's employment with the Company and its subsidiaries is terminated for any reason)

5. Stock Retention.     “Named Executive Officers” of the Company for purposes of its public reporting and other executives of the Company expressly subject to the Company’s Statement of Policy Concerning Trading in the Company’s Securities will hold any Company stock acquired upon the exercise of stock options issued to them for one year following their exercise except to the extent necessary to (a) pay income and other taxes assessed upon exercise of the options or (b) to provide for funds for the exercise of the options (including any “cashless” exercise of the options).

6. Defined Terms; Terms of Plan. Unless the context clearly indicates otherwise, defined terms as used in this Agreement shall have the same meaning as ascribed to those terms under the Plan. Notwithstanding any other provision of this Agreement, the terms of the Plan shall govern and the Stock Option shall be subject, in all respects, to the terms and conditions of the Plan.

7. Counterparts. This Agreement may be exercised in counterparts.

IN WITNESS WHEREOF, the Participant has hereunto set his hand and the Company has caused these presents to be executed in its name and on its behalf, all as of the date first above written.

PARTICIPANT _________________________ Employee Name ETHAN ALLEN INTERIORS INC. By_________________________ Its President and CEO